EXHIBIT 4.5
WIRELESS RONIN TECHNOLOGIES, INC.
[DATE]
Convertible Debenture Note
Wireless Ronin Technologies, with offices located at 14700 Martin Drive, Eden Prairie, MN 55344, a Minnesota C corporation, herein referred to as “Issuer/Borrower”, is borrowing from                                           herein referred to as “Lender” the amount of                                           dollars ($                    ) herein referred to as “Loan Amount”. The Loan Amount shall be repaid from the Issuer/Borrower’s sale of equity and/or from current and future contracts and sales.
This loan, herein referred to as “Note” will mature on                                          ,                     . At the sole discretion of Issuer/Borrower, this note may automatically be extended for an additional 90-days after the                                           expiration date.
In consideration for the Loan Amount, Lender will receive interest on the Loan Amount at maturity, Twenty-Five Percent (25%) Warrant Coverage, as well as                      Shares of Issuer/Borrower stock. Lender has the option, prior to the maturity date of the note, to convert in whole or in part into securities at a price of $1.00 per share or the current offering price, whichever is less.
The interest on the Note will be at the rate of                                           Percent (                    %) per annum and will be due at maturity. If the Issuer/Borrower elects to enact its right to extend the maturity date of this note for the additionally prescribed Ninety (90) day period, the interest on the Loan Amount for the additional 90 day period, and for that period alone, shall increase to the rate of Sixteen Percent (16%) per annum. The new maturity date would be                                          .
The Issuer/Borrower shall issue 5 year Warrants to purchase                      shares of the Issuer/Borrower’s voting Common stock at the conversion price of $                     per share. If Issuer/Borrower elects to extend the maturity date of this note the Issuer/Borrower shall issue additional warrant coverage of 50% of the loaned amount exercisable at $                     per share.
Lender has the Option, at anytime up to the maturity date of the loan, to convert in whole or in part into securities at a price of $                     per share or the current offering price, whichever is less.
This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.
CONFIDENTIAL

Wireless Ronin Technologies	[Name]
Issuer/Borrower	Lender

By

Its:	Signature

[Date]	[Date]

WIRELESS RONIN TECHNOLOGIES, INC.
[DATE]
Convertible Debenture Note Extension
Wireless Ronin Technologies, with offices located at 14700 Martin Drive, Eden Prairie MN 55344, a Minnesota C corporation, herein referred to as “Issuer/Borrower”, borrowed from                                          herein referred to as “Lender” the amount of                                          dollars ($                    ) herein referred to as “Loan Amount” per a Convertible Debenture Note dated                                         , which will mature on                                        .
The Issuer/Borrower and Lender do hereby agree to extend the maturity date of the Convertible Debenture Note to                                         . In consideration of extending the Convertible Debenture Note, Lender will receive interest on the Loan Amount at the rate of              (    %) per annum.
Issuer/Borrower has the option to call the Note in whole or in part prior to                                          and the Lender has the option to convert the Note, in whole or in part, prior to                                         , into common stock at a price of $1.00 per share or the current offering price, whichever is less.
This Note shall be governed and construed in accordance with the laws of the State of Minnesota.
CONFIDENTIAL

Wireless Ronin Technologies	[Name]
Issuer/Borrower	Lender

By

Its:	Signature

[Date]	[Date]